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                                                                    Exhibit 10.8


                      [Letterhead of ShowCase Corporation]


October 28, 1999


Ms. Theresa Zanetti O'Neil
1924 Vassar Drive
Naperville, IL 60565

Dear Theresa:

On behalf of the ShowCase Corporation Management Team, it is with great pleasure that I extend to you the following Offer of Employment with ShowCase Corporation ("ShowCase").

Compensation
I would like to offer you the position of Vice President of Marketing, reporting to Ken Holec, President and CEO of ShowCase Corporation. You will be based at our ShowCase Corporation office at Rosemount, Illinois. This position shall begin on November 1, 1999. Your annual base salary shall be $160,000.00, plus personal annualized target incentives of $50,000. ShowCase employees are paid semi-monthly on the 15th and last day of each month, twenty-four (24) times per year. You will receive your first paycheck on November 30, 1999. In addition, you will also be eligible to participate in the ShowCase Achievement Model (SAM) plan with an annualized target incentive of $32,000, with a minimum of $32,000 annualized being guaranteed for the remainder of our fiscal year 2000. More details are spelled out in the attached ShowCase's Executive Compensation Plan.

Probationary Period
For the first ninety (90) days of employment with ShowCase Corporation, all new employees work under a probationary status. At the conclusion of this probationary period, your performance shall be reviewed. Your next performance review shall take place at the end of the fiscal year (April 1) and your compensation review will be done at that time also.

Severance Pay
You are entitled to severance pay if you are terminated for reasons other than "Cause," and on the condition that you sign a general release of claims in a form acceptable to the Company. The Company shall have the right to determine in its sole discretion whether your termination is for "Cause," which shall include: (i) your death, or your disability which results in your inability to perform one or more of the essential functions of your position, with or without reasonable accommodation; (ii) your breach of any obligation or fiduciary duty to the Company, or your violation of any Company policy; (iii) your conviction of any crime involving moral turpitude or any felony; (iv) any conduct by you that is materially detrimental to the Company.

Should ShowCase terminate your employment for any reason other than for cause you will be entitled to receive salary continuance equal to your base salary for six (6) months, or until you have secured permanent employment elsewhere, whichever occurs first. To be eligible for the salary continuation you must have made a good faith effort to secure alternate employment. You shall not be entitled to salary continuance should you voluntarily terminate your employment with ShowCase Corporation for any reason other than following a "change of control" of ShowCase. "Change of Control is defined as the acquisition by a person, not currently a shareholder of the Company, of shares of ShowCase stock representing more than 50% of the voting power of the outstanding shares and which results in a substantial change in the scope of your employment responsibilities or job location."

Stock Option Plan
You will also be eligible to receive 100,000 shares of ShowCase Corporation at the price of $3.75 per share. The options will vest at 1/60th per month over five years.
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Insurance Programs and 401(k)
As a full-time ShowCase employee, you will be entitled to participate in ShowCase's cafeteria style benefits program. You will be eligible for life (required and paid by ShowCase) and, if elected, dental, disability, voluntary term life and health coverage (optional). If you select, your benefits coverage shall begin on November 1. Currently, ShowCase contributes $365 per month towards your selection of health, dental, life and disability insurance coverage(s). Should any sum remain of this contribution after your benefits payment, this amount may be contributed to a 401(k) program or taken in cash. Beginning January 1, 2000 you shall be eligible to contribute to ShowCase's 401(k) plan. The trustee of ShowCase's 401(k) plan is Fidelity Management Trust Company. All insurance elections and 401(k) contributions are handled on a full or partial pre-tax basis. In addition, you may elect to participate in the plans Medical Reimbursement Account and Dependent Care Reimbursement Account on a pre-tax basis.

Community Service
ShowCase will support one half day per month out of your work day to provide community service.

Acceptance
Should you accept employment with ShowCase Corporation, Federal law requires you to produce documents establishing your identity and right to work authorization. Our company cannot legally hire you if you do not produce such verifying documentation within three (3) days of your start date. A list of approved identification will be provided for you on the first day of hire.

Enclosed with this offer to Employment, you shall find ShowCase Corporations Policy Handbook detailing ShowCase Corporation's major policies and standards of employment. Please read this handbook carefully. By signing the enclosed Letter of Acceptance, you are acknowledging your understanding of these policies and standards and agreeing to abide by them. In addition, you will also find enclosed the ShowCase Confidentiality, Inventions and Restrictive Covenant Agreement. Please sign and return these documents with your signed letter of acceptance.

Should you have any questions regarding ShowCase Corporation or this Offer of Employment, please do not hesitate to contact me. Should you choose to do so, please sign and return the enclosed Letter of Acceptance at your earliest convenience.

Sincerely,

/s/ Ken Holec

Ken Holec
President and CEO

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